Exhibit 1.6

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation to Hold Q3 Earnings Call on November 14, 2006 at 5:00 PM Eastern

BEIJING, ATLANTA, November 9, 2006 — CDC Corporation (NASDAQ: CHINA) focused on enterprise software, mobile applications and online games, will hold a conference call to discuss the company’s third quarter 2006 earnings and operating results on Tuesday, November 14th, 2006, at 5:00 pm EST. An earnings release will precede the call, posting to the wires after the market closes on November 14th.

Conference Call

To listen, call the access number a few minutes before the scheduled start time of the call.

Date: Tuesday, November 14th, 2006, Time: 5:00 pm EST

USA and CANADA Toll Free Number: +1 877 692 2592

US Toll Number: +1 973 582 2700

The conference ID number is # 7744290 and the call leader is Mr. Monish Bahl.

Webcast Link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=78433&eventID=1369287

For those unable to call in, a digital instant replay will be available after the call until November 14, 2006.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. CDC Software is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit: www.cdcsoftware.com

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online and mobile games in China with over 37 million registered users.

About CDC Mobile
CDC Mobile is focused on providing MVAS products to subscribers in China and is a business unit of CDC Corporation.